CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2025, relating to the financial statements of Precision BioSciences, Inc., appearing in the Annual Report on Form 10-K of Precision BioSciences, Inc., for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina December 30, 2025